Exhibit 99.1

CONSENT TO BE NAMED AS A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-1 of Bridge Investment Group Holdings Inc., and all amendments thereto (the “Registration Statement”) and any related prospectus filed pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended, as a person anticipated to become a director of Bridge Investment Group Holdings Inc. upon completion of the offering described therein, and to the filing of this consent as an exhibit to the Registration Statement.

By:	/s/ Debra Martin Chase	Date:	June 22, 2021
Name:	Debra Martin Chase